Exhibit 3.1

Date and Time: October 13, 2022 09:28 AM Pacific Time

Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3 www.corporateonline.gov.bc.ca	Location: 2nd Floor - 940 Blanshard Street Victoria BC 1 877 526-1526

Notice of Alteration

FORM 11

BUSINESS CORPORATIONS ACT

Section 257

Filed Date and Time:            October 13, 2022 09:28 AM Pacific Time

Alteration Date and Time:    Notice of Articles Altered on October 13, 2022 09:28 AM Pacific Time

NOTICE OF ALTERATION

Incorporation Number:	Name of Company:
C1117210	ZYMEWORKS INC.

Name Reservation Number:	Name Reserved:
NR1597219	ZYMEWORKS BC INC.

ALTERATION EFFECTIVE DATE:

The alteration is to take effect at the time that this application is filed with the Registrar.

CHANGE OF NAME OF COMPANY

From:	To:
ZYMEWORKS INC.	ZYMEWORKS BC INC.

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